CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

LOAN AGREEMENT between Heineken UK Limited and Kingfisher Beer Europe Limited

Contents

Clause
1.	Definitions and Interpretation	1
2.	The Commitment	5
3.	Drawdown	6
4.	Conditions precedent	6
5.	Interest	6
6.	Default interest	6
7.	Repayment, prepayment and cancellation	7
8.	Payments	7
9.	Representations and warranties	8
10.	Undertakings	11
11.	Events of default	14
12.	Indemnities	16
13.	VAT	17
14.	Set Off	17
15.	Notices	17
16.	Assignment	19
17.	Severance	19
18.	Waiver	19
19.	Third Party Rights	19
20.	Counterparts	20
21.	Governing law and jurisdiction	20

Schedule

Schedule 1 - Conditions Precedent		21
1.	Constitutional documents, resolutions and certificates	21
2.	Finance Documents	22
3.	Financial	22
4.	Other documents and evidence	22

Schedule 2 – Facility Repayment		23

Schedule 3 – Draft Letter of Direction		24

This Loan Agreement is dated April 18, 2013 between:-

PARTIES:-

A.	HEINEKEN UK LIMITED, a company incorporated in Scotland (Registered Number SC065527) having its registered office at 2-4 Broadway Park, South Gyle Broadway, Edinburgh, EH12 9JZ (the “Lender”); and

B.	KINGFISHER BEER EUROPE LIMITED, a company incorporated in England and Wales (Registered Number 02367133) having its registered office at Springfield House, Sandling Road, Maidstone, Kent, ME14 2LP (the “Borrower”).

(each a “party” and together the “parties”)

BACKGROUND

The Lender has agreed to provide the Borrower with a secured term loan facility of £1,000,000.

IT IS AGREED:-

1.	Definitions and Interpretation

1.1	Unless the context otherwise requires, in this Agreement the following words and expressions shall have the meaning set out opposite them:

Affiliate: in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

Agreement: means this loan agreement together with its Schedules.

Borrower’s Parent Company: means United Breweries International (UK) Limited, a company registered in England with company number 1688201 and having its registered office at 75 Westow Hill, Crystal Palace, London, SE19 1TX.

Business Day: a day (other than a Saturday or a Sunday) on which the Lender is open for business.

Change of Control: a situation where:

(a)	any person, or group of connected persons not having control (as defined in sections 450 and 451 of the Corporation Tax Act 2010) of the Borrower on the Effective Date acquires control of the Borrower; or

(b)	any shareholder of the Borrower who owns more than 50% of the issued ordinary share capital of the Borrower on the Effective Date transfers (whether by a single transfer or a series of transfers at different times) shares constituting, in aggregate, 50% or more in nominal value of the Borrower’s issued ordinary share capital without the Lender’s prior written consent.

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Contract Brewing and Distribution Agreement: means the contract brewing and distribution agreement entered into between the parties on or around the Effective Date.

Drawdown Date: means 9 October 2013.

Effective Date: means the date of this Agreement.

Event of Default: any event or circumstance listed in clause 11.

Facility: means the sterling term loan facility of £1,000,000 to be made available to the Borrower pursuant to this Agreement.

Final Repayment Date: means 9 October 2016.

Finance Documents: means

(a)	this Agreement;

(b)	the Contract Brewing and Distribution Agreement;

(c)	all agreements and other documents entered into from time to time pursuant to any of the foregoing; and

(d)	any other documents designated by the Lender and the Borrower as a Finance Document.

Financial Indebtedness: means all payment or repayment obligations, whether present or future, actual or contingent incurred by the Borrower at that time in respect of all or any of the following (but without double counting):

(a)	money borrowed or raised from any source;

(b)	any bonds, notes, loan stock, debenture or similar instruments;

(c)	any acceptance credit, note purchase facility, invoice discounting facility, bills of exchange or documentary credits;

(d)	gross obligations under or in respect of finance leases;

(e)	the supply of any goods or services which is more than 60 days past the expiry of the period customarily allowed by the relevant supplier after the due date;

(f)	guarantees, indemnities or other assurances against financial loss whether in connection with the performance of contracts or otherwise; and

(g)	amounts raised or obligations incurred in respect of any other transaction which have the commercial effect of Financial Indebtedness (including, without limitation, forward sale or purchase agreements, leases, hire purchase and conditional sale agreements), but excluding the invoice discounting facility created pursuant to the invoice discounting agreement between the Borrower and The Royal Bank of Scotland Commercial Services Limited (company number 03220331) dated 26th April 2005.

Financial Year: means 1st January to 31st December in the same year.

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First Interest Payment Date: means 9th January 2014.

Interest Payment Date: means

(a)	the First Interest Payment Date and each date falling every 3 months thereafter; and

(c)	the Final Repayment Date.

Heineken Sub-licence Agreement: means the sub-licence agreement entered into between the Lender, the Borrower, the Borrower’s Parent Company and UB on or around the Effective Date.

Material Adverse Effect: means any event or circumstance which, in the opinion of the Lender:

(a)	is likely to materially and adversely affect the Borrower’s ability to perform or otherwise comply with all or any of its obligations under this Agreement; or

(b)	is likely to materially and adversely affect the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or

(c)	is likely to result in this Agreement or the Security not being legal, valid and binding on, and enforceable in accordance with its terms against, the Borrower and, in the case of the Security, not providing to the Lender the security interest under the Security.

Permitted Debt: means the amount of £[ * ] owed by the Borrower to Shepherd Neame Limited (company number 00138256) as at the Effective Date.

Permitted Security: means any Security Interest arising under:

(a)	the Fixed and Floating Charge dated 16th May 2005 and created by the Borrower for the purpose of securing all monies due or to become due from the Borrower to The Royal Bank of Scotland Commercial Services Limited (company number 03220331);

(b)	the Heineken Sub-licence Agreement;

(c)	any liens arising by operation of law and in the ordinary course of the Borrower’s business and not as a result of any default or omission by the Borrower;

(d)	any normal title retention arrangements included in a supplier’s standard conditions of supply of goods acquired by the Borrower in the ordinary course of trade;

(e)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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(f)	any Security Interest created or outstanding with the Lender’s prior written consent.

Potential Event of Default: means the occurrence of any event which, with the giving of notice and/or the lapse of time and/or the making of any determination, or the fulfillment of any condition under clause 11 would, in the reasonable opinion of the Lender, be expected to constitute an Event of Default.

Security: means the Heineken Sub-licence Agreement, pursuant to which the Borrower’s Parent Company agrees to grant the Lender an exclusive licence to produce, market, sell and distribute the Kingfisher brand in the United Kingdom in the event that an Event of Default or a Potential Event of Default occurs.

Security Interest: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having or purporting to have the effect of granting or constituting priority over unsecured creditors’ rights.

Tax: any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these).

TMLA: means the trade mark licence agreement between the Borrower’s Parent Company and UB dated 9th October 1998, as the same was amended pursuant to a supplemental agreement dated 22nd October 2001 and a deed of variation entered into on or around the Effective Date.

UB: means United Breweries Limited, a company incorporated in India and having its registered office at Level 3-5, UB Tower, UB City 24, Vittal Mallya Road, Bangalore, 560001, India.

Unpaid Sum: means any sum due and payable but unpaid by the Borrower under this Agreement.

VAT: value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment, re-enactment or extension and includes any former statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.3	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural the singular.

1.5	A reference to a clause or Schedule is to a clause of, or Schedule to, this Agreement unless the context requires otherwise.

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1.6	A reference to a holding company or subsidiary means a holding company or subsidiary as defined in section 1159 of the Companies Act 2006.

1.7	A reference to this Agreement (or any provision of it) or any other document shall be construed as a reference to this Agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented in accordance with its terms or with the agreement of the relevant parties.

1.8	A reference to a person shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of any person.

1.9	A reference to a document in the agreed form is to that document in the form agreed by the parties and initialled by or on behalf of them for identification (including any alteration which may be so agreed).

1.10	A reference to a certified copy of a document means a copy certified to be a true, complete and up-to-date copy of the original document, in writing and signed by a director or the secretary of the party delivering the document.

1.11	A reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly).

1.12	A reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description.

1.13	A reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration or resolution.

1.14	A reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.15	A reference to the Lender shall include the Lender’s respective successors, permitted transferees and permitted assigns.

1.16	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

2.	The Commitment

2.1	Amount

(a)	Subject to the terms of this Agreement, the Lender shall make available to the Borrower the Facility on the terms and subject to the conditions of this Agreement.

2.2	Purpose

(a)	The Borrower shall, subject to the terms of this Agreement, use or procure the use of the Facility for the purpose of:

(i)	refinancing its Permitted Debt; and

(ii)	providing additional working capital in the Borrower’s business.

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(b)	The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.	Drawdown

3.1	Subject to clause 4, the Lender shall make the Facility available to the Borrower in full on the Drawdown Date.

4.	Conditions precedent

4.1	The Facility will only be made available, and the obligations of the Lender under this Agreement will only arise, once the Lender has received all the documents and evidence specified in Schedule 1 in the form, and containing the information, that it requires.

4.2	The Lender’s obligation to make the Facility available pursuant to clause 3, is subject to the further conditions precedent that, on the Effective Date and the Drawdown Date:

(a)	the representation and warranties in clause 9 are true and correct and will be true and correct immediately after the Lender has made the Facility available; and

(b)	no Event of Default or Potential Event of Default is continuing or would result from the Facility being made available to the Borrower.

4.3	The conditions specified in this clause 4 are inserted solely for the Lender’s benefit. The Lender may waive them, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfillment of such conditions.

5.	Interest

5.1	Interest shall accrue on the Facility, from and including the Drawdown Date to the date the Facility is repaid in full.

5.2	Interest shall be payable by the Borrower to the Lender quarterly in arrears (at such account as the Lender may specify from time to time) on the outstanding balance of the Facility on each Interest Payment Date at the rate of 5% above the Bank of England base rate.

5.3	Interest shall accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

6.	Default interest

6.1	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) per annum higher than the applicable rate under clause 5.2. Any interest accruing under this clause 6.1 shall be immediately payable by the Borrower on demand by the Lender.

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6.2	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each month applicable to that Unpaid Sum but will remain immediately due and payable.

7.	Repayment, prepayment and cancellation

7.1	Repayment

Subject to clauses 7.2 and 7.3 below, the Borrower shall repay the Facility quarterly in arrears on each Interest Payment Date in equal installments of £83,333.33, with the first payment falling due on the First Interest Payment Date. In any event, the Borrower shall repay the outstanding balance of the Facility in full (together with all other sums outstanding to the Lender under this Agreement) on or before the Final Repayment Date.

7.2	Voluntary Prepayment

The Borrower may, by irrevocable written notice to be received by the Lender not later than 11.00 am five Business Days before an Interest Payment Date (or such shorter period as the Lender may agree), prepay the outstanding balance of the Facility or part thereof together with all accrued but unpaid interest and all other costs payable pursuant to clause 12.

7.3	No re-borrowing of the Facility

No amount of the Facility repaid or prepaid may be redrawn or drawn once repaid or prepaid (as the case may be).

7.4	Application of Prepayments

Any prepayment of the Facility in part pursuant to this Agreement shall reduce the repayment installments outstanding under clause 7.1. Such prepayments shall be applied to the amount due on the last of the repayment dates set out in Schedule 2.

8.	Payments

8.1	Facility Payments

Subject to satisfaction of all the applicable conditions in clause 4, the Lender shall pay the Facility to the Borrower on the Drawdown Date in accordance with the Borrower’s draft letter of direction as set out in Schedule 3 which shall be issued on or before the Drawdown Date.

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8.2	Place and time

All payments to be made by the Borrower to the Lender under this Agreement shall be made on the due date specified in this Agreement to the account specified by the Lender.

8.3	Non-Business Day

If any payment should become due on a day which is not a Business Day the due date for such payment shall be the following Business Day unless such following Business Day shall fall in the next calendar month in which case it shall be the preceding Business Day.

8.4	No Set-Off/Counterclaim

All payments to be made by the Borrower under this Agreement shall be made in pounds sterling:

(a)	without set-off, deduction or counterclaim; and

(b)	free and clear of and without deduction for or on account of all taxes unless the Borrower is compelled by law to make payment subject to such taxes.

8.5	Payment of taxes/grossing-up

All taxes in respect of this Agreement and any amounts paid or payable hereunder shall be paid by the Borrower when due and in any event prior to the date on which penalties attach thereto. If any such taxes or amounts in respect thereof must by law be deducted from any monies payable or paid by the Borrower hereunder, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives after payment of such taxes an amount equal to the full amount which it would have received had payment not been made subject to such taxes or amounts.

8.6	Tax receipts

As soon as practicable after each payment by the Borrower of tax or in respect of taxes, the Borrower shall deliver to the Lender evidence satisfactory to the Lender (including all relevant tax receipts) that such tax has been duly remitted to the appropriate authority.

9.	Representations and warranties

9.1	Representations and Warranties

The Borrower represents and warrants to the Lender that:

(a)	Status

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(i)	it is a limited liability company duly incorporated and validly existing under the laws of England and Wales;

(ii)	it has full power and authority to own its assets and carry on its business, as it is being conducted;

(b)	Powers and authority

It has the power to execute, deliver and perform its obligations under this Agreement, and to carry out the transactions contemplated by this Agreement and all necessary steps have been or will be taken to authorise the execution, delivery and performance of the same. No limit on its powers will be exceeded as a result of the borrowing or granting of the Security contemplated by this Agreement;

(c)	Non-Contravention

The execution, delivery and performance by it of this Agreement will not contravene or conflict with:

(i)	its constitutional documents;

(ii)	any agreement or instrument binding on it or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or

(iii)	any law or regulation or judicial or official order, applicable to it;

(e)	No default

(i)	no Potential Event of Default has occurred or is continuing; and

(ii)	no Event of Default has occurred or is continuing;

(iii)	no other event or circumstance is outstanding which constitutes a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which any of its assets is subject which has or is likely to have a Material Adverse Effect;

(g)	Litigation

No action, litigation, arbitration or administrative proceeding has been commenced, or is pending or threatened against the Borrower, nor is there subsisting any unsatisfied judgement or award given against the Borrower by any court, arbitrator or other body which has or is reasonably likely to have a Material Adverse Effect.

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(h)	Financial Statements

Each set of financial statements delivered by it to the Lender were prepared in accordance with consistently applied accounting principles, standards and practices generally accepted in its jurisdiction of incorporation and presents a true and fair view of the Borrower’s financial condition and operations during the relevant accounting period and were approved by the Borrower’s directors in compliance with section 393 of the Companies Act 2006;

(i)	No material adverse change

There has been no material adverse change in the business, assets or financial condition, trading position or prospects of the Borrower since the date of the publication of its most recent audited financial statements;

(j)	Security Interests and Financial Indebtedness

(i)	no Security Interest other than a Permitted Security Interest exists over all or any part of the assets of the Borrower; and

(ii)	it does not have any Financial Indebtedness outstanding other than under the Permitted Debt and as permitted by this Agreement;

(k)	Taxes

(i)	it has complied with all taxation laws in all jurisdictions in which it is subject to taxation and has paid all taxes due and payable by it on or before penalties are incurred and no claims are being asserted against it in respect of taxes; and

(ii)	it is not required to make any deduction for or on account of Tax from any payment it may make under this Agreement;

(l)	Information

All information, in written or electronic format, supplied by, or on behalf of the Borrower to the Lender in connection with the Facility was, at the time it was supplied or at the date it was stated to be given (as the case may be);

(i)	if it was factual information, complete, true and accurate in all material respects;

(ii)	if it was a financial projection or forecast, prepared on the basis of recent historical information and on the basis of reasonable assumptions and was arrived at after careful consideration;

(iii)	if it was an opinion or intention, made after careful consideration and was fair and made on reasonable grounds; and

(iv)	not misleading in any material respect, nor rendered misleading by a failure to disclose other information, except to the extent that it was amended, superseded or updated by more recent information supplied by, or on behalf of, the Borrower to the Lender;

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(m)	Pari Passu

Its payment obligations under this Agreement rank at least pari passu in right and priority of payments with all existing and future unsecured and unsubordinated obligations (including contingent obligations), except for those mandatorily preferred by law applying to companies generally.

9.2	Repetition

Each of the representations and warranties given pursuant to clause 9.1 shall be deemed to be repeated by reference to the facts and circumstances then existing on the Effective Date, the Drawdown Date and on each Interest Payment Date.

10.	Undertakings

10.1	Information Undertakings

The Borrower undertakes that from the date of this Agreement unless the Lender otherwise agrees:

(a)	Audited Accounts

As soon as the same become available, but in any event within 90 days after the end of each Financial Year, deliver to the Lender a copy of the Accounts of the Borrower for the relevant Financial Year.

(b)	Management Accounts.

As soon as the same become available, but in any event within 10 days after the end of the period to which they relate, deliver monthly management accounts of the Borrower for such period;

(c)	Notices

It shall deliver copies of all notices or other documents sent by the Borrower to its shareholders and/or creditors;

(d)	Default, litigation, etc

Promptly, upon becoming aware of the same, notify the Lender of:

(i)	any Event of Default or Potential Event of Default;

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(ii)	any litigation, arbitration or administrative proceeding commenced or threatened against the Borrower which, if adversely determined could reasonably be expected to have a Material Adverse Effect; or

(iii)	any Security Interest (other than a Permitted Security Interest) attaching to any assets of the Borrower.

10.2	Positive undertakings

The Borrower undertakes from the Effective Date that it shall:

(a)	Ranking of obligations

Ensure that the Borrower’s payment obligations under the Finance Documents shall at all times rank rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower except for such Financial Indebtedness which is mandatorily preferred by law and not by contract;

(b)	Further assurance

Notify the Lender promptly if it becomes aware of any lack of efficacy, validity or enforceability of any provision of any of the Finance Documents and in any event promptly do all such things as the Lender (or any receiver or similar insolvency official in any relevant jurisdiction) may reasonably request from time to time to perfect, remedy any defaults or lack of validity in, and protect the payment obligations and/or security constituted or evidenced or purported to be constituted or evidenced by any of the Finance Documents, and it shall forthwith pay to the Lender on demand all reasonable costs incurred in connection with the same, save in the case of negligence or error on the part of the Lender or its advisors;

(c)	Pay taxes

Save for where the Lender is satisfied that the relevant Tax or governmental charge is being contested in good faith and the Borrower has maintained adequate reserves to pay such Taxes and governmental charges and the costs required to contest them, pay and discharge all Tax and governmental charges payable by or assessed upon it prior to the date on which the same become overdue or before any penalty is incurred;

(d)	Insurance

The Borrower shall:

(i)	effect such insurances as a prudent company in the same business would effect, each insurance to be in an amount and in a form a prudent company in the same business would effect;

(ii)	pay (or procure the payment of) all premiums promptly and do all other things necessary to keep each insurance policy in force.

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(e)	Authorisations

The Borrower shall promptly:

(i)	obtain, maintain and comply with; and

(ii)	supply a certified copy to the Lender of, any authorisation required under any law or regulation for the validity or enforceability of or to enable it to perform its obligations under any Finance Document.

10.3	Negative undertakings

The Borrower undertakes from the Effective Date that it shall not:

(a)	Negative Pledge

Create or permit to subsist any Security Interest over any of its assets other than a Permitted Security Interest;

(b)	Fees

Pay any fees or commissions to any person other than:

(i)	to any third party on open market terms and for the purpose of and in the ordinary course of business; or

(ii)	fees incurred under any Finance Document;

(c)	Loans

Make any loans to or for the benefit of any person;

(d)	Credit

Grant any credit to or for the benefit of any person other than in the ordinary course of business;

(e)	Financial Indebtedness

Save for the Permitted Debt incur or permit to subsist any Financial Indebtedness other than in the ordinary course of carrying on its business or as expressly contemplated in any Finance Document;

(f)	Arm’s Length

Transact or contract with a third party, other than on an arm’s length basis.

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11.	Events of default

11.1	Each of the following shall be an Event of Default:

(a)	Non-payment

The Borrower does not pay on the due date (which shall be the date of demand if so payable) any amount payable by it under this Agreement at the place and in the currency and funds in which it is expressed to be payable;

(b)	Certain defaults or claims

The Borrower does not comply with any of its obligations under clause 10.3;

(c)	Other defaults

The Borrower does not comply with any of its obligations under any Finance Document;

(c)	Termination of TMLA

The TMLA is terminated for any reason;

(d)	Breach of representation or warranty

Any representation, warranty or statement made or deemed to be repeated by the Borrower under any Finance Document or in any document delivered by or on behalf of the Borrower under or in connection with any Finance Document is in any material respect incorrect when made or deemed to have been repeated;

(e)	Attachment or distress

A creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the assets of the Borrower and such civil remedy is not, in the opinion of the Lender, frivolous, vexatious and/or is not released within 30 Business Days;

(f)	Enforcement of Security Interest

Any Security Interest over any of the assets of the Borrower becomes enforceable;

(g)	Inability to pay debts

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The Borrower:

(i)	suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

(ii)	begins negotiations with any creditor with a view to the general readjustment or rescheduling of all or any class of creditors; or

(iii)	proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors;

(h)	Insolvency proceedings

Any person takes any action or any legal proceedings are started or other steps taken (including, without limitation, the presentation of a petition) for the sequestration, winding up, administration, reorganisation or dissolution of the Borrower or the appointment of a liquidator, trustee, receiver, administrator, administrative receiver or similar officer in respect of the Borrower or any of their assets or any analogous procedure or step is taken in any jurisdiction;

(i)	Adjudication or appointment

Any adjudication, order or appointment is made under or in relation to any of the proceedings referred to in clause 11.1(h);

(j)	Cessation of business

The Borrower suspends, ceases or threatens to suspend or cease to carry on its business or ceases to hold any licence, authorisation or consent necessary or desirable for the conduct of its business;

(k)	Ownership

Without the prior written consent of the Lender, there is a Change of Control; and

(l)	Material Adverse Effect

Any event or series of events occurs which in the reasonable opinion of the Lender is likely to have a Material Adverse Effect.

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11.2	Acceleration

Within thirty (30) days of the occurrence of an Event of Default, the parties shall use their reasonable endeavours to agree a plan which would accelerate payments by the Borrower of any outstanding balance due to the Lender under the Finance Documents to a level that is acceptable to the Lender. If the parties are unable to reach agreement on a suitable plan within 30 days of the relevant Event of Default occurring, then on the expiry of the 30 day period the Lender may by written notice to the Borrower:

(a)	terminate the Facility; and/or

(b)	terminate the obligations of the Lender under this Agreement; and/or

(c)	declare the Facility immediately due and repayable; and/or

(d)	charge interest on the Facility at the rate specified in clause 5.2; and/or

(e)	exercise its right to the exclusive licence pursuant to the Heineken Sub- licence Agreement.

12.	Indemnities

12.1	Indemnity

The Borrower shall indemnify the Lender on demand against any Loss (including any Loss on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid under this Agreement and any loss of profits) which the Lender has sustained or incurred as a consequence of:

(a)	the failure of the Borrower to make a payment on the due date of any sum due under this Agreement;

(b)	the occurrence of any Event of Default, Potential Event of Default or the operation of clause 11.2; and/or

(c)	the enforcement or preservation of the Lender’s rights under the Finance Documents.

12.2	Indemnity payments

Where in any Finance Document the Borrower has an obligation to indemnify or reimburse the Lender in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely tax treatment in the hands of the Lender (as conclusively determined by the Lender) of the amount payable by way of indemnity or reimbursement and of the Loss or payment in respect of which that amount is payable.

12.3	General

Each indemnity in this clause 12 shall constitute a separate and independent obligation from the other obligations contained in the Finance Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment, decree or order or a liquidated sum or sums in respect of amounts due under the Finance Documents or under any such judgment or order.

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13.	VAT

All payments made by the Borrower under this Agreement are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Lender, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

No payment or other consideration to be made or furnished to the Borrower by the Lender pursuant to or in connection with this Agreement may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

14.	Set Off

The Borrower authorises that the Lender may, without notice to the Borrower, set off any obligation due from the Borrower under the Finance Documents against any obligation owed by the Lender to the Borrower.

15.	Notices

15.1	Notices and deemed receipt

Any notice or other communication to be given under, or in connection with the matters contemplated by, this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post to the address and for the attention of the relevant party set out in clause 15.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of registered airmail, five days from the date of posting.

Provided that if deemed receipt occurs before 9.00 am on a business day the notice shall be deemed to have been received at 9.00 am on that day and if deemed receipt occurs after 5.00 pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9.00 am on the next business day. For the purpose of this clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

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15.2	Addresses for notices

The addresses of the Parties for the purposes of clause 14.1 are:

Lender

Address: Heineken	UK Limited
2-4 Broadway Park
South Gyle Broadway
Edinburgh
EH12 9JZ

For the attention of:	The Legal Department

Borrower

Address:	Kingfisher Beer Europe Limited
Springfield House
Sandling Road
Maidstone
Kent, ME14 2LP

For the attention of:	The Chief Executive

or such other address in the United Kingdom as may be notified in writing from time to time by the relevant party to the other party.

15.3	No electronic service

Notice given under this Agreement shall not be validly served if sent by e-mail.

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16.	Assignment

16.1	The Lender may assign all or any part of its rights or benefits under this Agreement to an Affiliate of the Lender and to any third party provided that the Lender gives the Borrower at least 30 days notice of such assignment and subject to the Borrower consenting to the proposed assignment to a third party (such consent not to be unreasonably withheld or delayed). For the avoidance of any doubt, an assignment by the Lender to an Affiliate of the Lender shall not be subject to the Borrower’s consent.

16.2	The Lender may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Lender, or to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), in relation to this Agreement such information about the Borrower or the Lender’s rights or obligations under this Agreement, and any associated documentation (including any security), as the Lender shall consider appropriate provided that any such assignee or other person undertakes to the Lender and the Borrower to keep such information confidential.

16.3	The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement.

17.	Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

18.	Waiver

Failure, delay or neglect by either party to enforce at any time any provision of this Agreement shall not be construed nor shall be deemed to be a waiver of that party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice the party’s rights to take subsequent action.

19.	Third Party Rights

A person who is not party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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20.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Any party may enter into this Agreement by signing any such counterpart.

21.	Governing law and jurisdiction

21.1	This agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

21.2	The parties to this agreement irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this agreement or its subject matter or formation (including non-contractual disputes or claims). Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 - Conditions Precedent

1.	Constitutional documents, resolutions and certificates

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of the resolutions duly passed by the Borrower’s and the Borrower’s Parent Company’s board of directors:

(a)	approving the entry into, terms of and transactions contemplated by the Finance Documents;

(b)	authorising specified persons to execute the Finance Documents on its behalf, to give all notices (and take all other action in connection with the Finance Documents;

(c)	confirming no limit on the powers of the Borrower or the Borrower’s Parent Company or their directors to borrow money or create security would be exceeded by its entry into or performance of its obligations under the Finance Documents; and

(d)	confirming that entry into the relevant Finance Document is in the commercial interests of the Borrower (stating the reasons for such conclusion).

1.3	A certificate, signed by a director of the Borrower, confirming that borrowing or granting security in respect of the Facility would not mean any borrowing, security or similar limit binding on the Borrower would be exceeded.

1.4	A certificate, signed by a director of the Borrower’s Parent Company, confirming that borrowing or granting security in respect of the Facility would not mean any borrowing, security or similar limit binding on the Borrower would be exceeded.

1.5	A certificate, signed by a director of the Borrower, confirming that each copy of a document relating to it that it has provided under Schedule 1 is correct, complete and in full force and effect at a date no earlier than the Effective Date.

1.6	A certificate, signed by a director of the Borrower’s Parent Company, confirming that each copy of a document relating to it that it has provided under Schedule 1 is correct, complete and in full force and effect at a date no earlier than the Effective Date.

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2.	Finance Documents

2.1	Each of the Finance Documents, duly executed by the Borrower.

3.	Financial

3.1	A copy of the Borrower’s latest available audited financial statements.

3.2	The Borrower’s unaudited financial statements for the six (6) month trading period ending on 30th June 2013.

4.	Other documents and evidence

4.1	A copy of any power of attorney under which the Borrower may execute the Finance Documents.

4.2	A copy of any other authorisation, document, opinion or assurance which the Lender considers necessary in connection with the entry into, and performance of, the transactions contemplated by the Finance Documents, or for the Finance Documents to be valid and enforceable.

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Schedule 2 – Facility Repayment

Repayment Date	Repayment Amount
9th January 2014	£83,333.33
9th April 2014	£83,333.33
9th July 2014	£83,333.33
9th October 2014	£83,333.33
9th January 2015	£83,333.33
9th April 2015	£83,333.33
9th July 2015	£83,333.33
9th October 2015	£83,333.33
9th January 2016	£83,333.33
9th April 2016	£83,333.33
9th July 2016	£83,333.33
9th October 2016	£83,333.33
Total capital repayment:	£1,000,000

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Schedule 3 – Draft Letter of Direction

[ON KBE HEADED PAPER]

HEINEKEN UK LIMITED

2-4 Broadway Park

South Gyle Broadway

Edinburgh

EH12 9JZ

[DATE]

Dear Sirs

Letter of Direction

Heineken UK Limited (“Heineken”) and Kingfisher Beer Europe Limited (“Kingfisher”) entered into a loan agreement on [DATE] (the “Loan Agreement”), under the terms of which Heineken agrees to make available to Kingfisher a loan of £1,000,000 (the “Loan”) on the terms and conditions set out in the Loan Agreement.

Pursuant to clause 8.1 of the Loan Agreement, Kingfisher requests for Heineken to make payment of the Loan in accordance with the terms set out in this letter of direction. Specifically, Kingfisher requests for payment of the Loan to be made in two installments on the due date for payment of the Loan as follows:

1.	£[ * ] or the amount of Kingfisher’s debt to Shepherd Neame Limited (company number 00138256) (“Shepherd Neame”) on the Drawdown Date, whichever is the lesser, shall be paid directly to Shepherd Neame to the undernoted account details. The parties have acknowledged in the Loan Agreement that the main purpose of the Loan is to enable Kingfisher to repay an amount of £[ * ] that it owes to Shepherd Neame, and accordingly, Kingfisher’s direction for payment to be made by Heineken directly to Shepherd Neame is to enable Kingfisher to settle its debt to Shepherd Neame at the earliest opportunity. For the avoidance of doubt, Kingfisher must satisfy itself that payment by Heineken to Shepherd Neame pursuant to this letter of direction will constitute settlement of Kingfisher’s debt to Shepherd Neame.

2.	The amount owing by Kingfisher to Heineken pursuant to clause 3.4 of the contract brewing and distribution agreement entered into between the parties on [DATE], in relation to the costs of trial brews and package design changes, shall be set off against the remainder of the Loan due under the Loan Agreement, and the balance of £[ ] shall be paid directly to Kingfisher to the undernoted account details.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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The parties agree that payment of the Loan by Heineken in accordance with this letter of direction shall crystallise the Loan and that Heineken’s obligation under the Loan Agreement to pay the Loan pursuant to clause 8.1 of the Loan Agreement shall be satisfied. For the avoidance of any doubt, no further amount shall be payable by Heineken under the Loan Agreement.

With effect from the date of payment by Heineken of the Loan in accordance with the terms of this letter of direction, Kingfisher’s right and obligations under the Loan Agreement shall commence in respect of the full Loan amount on the terms and conditions set out in the Loan Agreement.

A person who is not party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this letter.

Please confirm your agreement to the terms set out or referred to in this letter by signing and returning the enclosed duplicate copy of this letter.

Yours faithfully

Damon Swarbrick, Chief Executive Officer

Kingfisher Beer Europe Limited

Undernote:

Shepherd Neame Bank Details

[          ]

Kingfisher Bank Details

[          ]

Accepted and agreed for and on behalf of Heineken UK Limited, by:- _____________________________________ Director ________________________________
Date

_____________________________________ Print Name

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EXECUTION PAGE

THE BORROWER

Signed for and on behalf of KINGFISHER BEER EUROPE LIMITED by:	) )

		Signature	/s/ Damon Swarbrick

		Name (block capitals)	DAMON SWARBRICK
Before this witness:			Director
Witness signature	/s/ Mark Davis

Witness name	MARK DAVIS
(block capitals)

Witness address	Springfield House

Sandling Road

Maidstone, Kent

THE LENDER

Signed for and on behalf of HEINEKEN UK LIMITED by:	) )
		Signature	/s/ Joss van der Burg

		Name (block capitals)	JOSS VAN DER BURG
Before this witness:			Director

Witness signature	/s/ Mark Hannam

Witness name	MARK HANNAM
(block capitals)

Witness address	30 Kingston Road

Oxford

OX2 6RQ

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